[Tributary Capital Management, LLC Letterhead]

___________ __, 2006

Letter Agreement

To:	Unified Series Trust
431 North Pennsylvania Street
Indianapolis, Indiana 46204

Dear Ladies and Gentlemen:

You have engaged us to act as the sole investment advisor to the Tributary Income Fund (the “Fund”), a series of Unified Series Trust, an Ohio business trust (the “Trust”), pursuant to the Management Agreement approved by the Board of Trustees on December 12, 2005. From the date that the Fund’s shares are first issued to the public until _____ __, 2008, we hereby agree to waive our fee and reimburse the fees and expenses of the Fund, but only to the extent necessary to maintain the Fund’s net expenses, excluding any 12b-1 fees, brokerage fees and commissions, borrowing costs (such as interest and dividend expenses on securities sold short), taxes and extraordinary expenses, at 1.00% of the average daily net assets of the Fund for that period.

Very truly yours,

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:

David C. Jordan, Managing Director

Acceptance

The foregoing is hereby accepted.

UNIFIED SERIES TRUST

By:

Anthony J. Ghoston, President